FOR IMMEDIATE RELEASE

CONTACTS:

CCRI Corporation
800 828-0406
Malcolm McGuire

TAG Entertainment Corp.
310 277-3700
Steve Austin, President

                             TAG ENTERTAINMENT CORP.
                 ANNOUNCES THE COMPLETION OF FINANCING AGREEMENT

BEVERLY HILLS, CA. - MAY 4, 2005 - TAG ENTERTAINMENT CORP. ("TAG") (OTCBB:
TAGE.OB), a full service entertainment company specializing in the production and distribution of family oriented motion pictures based in Beverly Hills,
California announced today that it has entered into binding agreements for a
$5.0 million financing with Satellite Strategic Finance Associates, LLC and
Satellite Strategic Finance Partners Ltd.

         At the closing of the financing, TAG will issue an aggregate of 5,000 shares of Preferred Stock, which will be convertible at the option of the holder into an initial aggregate amount of 2,000,000 shares of common stock at an initial conversion price of $2.50 per share. TAG will also sell to the investors warrants to purchase an aggregate of 2,000,000 shares of common stock at an initial exercise price of $2.50 per share, which will be immediately exercisable and expire in seven years. The Preferred Stock will earn dividends at a rate of
6% per annum and will mature three years from the date of issuance. The closing of the transaction is subject to customary closing conditions and is expected to occur by May 6, 2005.

         TAG will use the gross proceeds to repay an aggregate amount of
$1,150,000 of short-term secured promissory notes that it issued to the investors in a private financing completed March 30, 2005. After giving effect to the repayment of the notes and approximately $350,000 for offering expenses,
TAG will receive approximately $3.5 million in net proceeds. TAG plans to use the net proceeds of the financing for the production, acquisition and worldwide distribution of feature films and general working capital.

         Steve Austin, Chairman and CEO, stated, "We are gratified to complete this second financing with Satellite and appreciate their continued support. The funds are important in order to enable us to continue the uninterrupted implementation of our business plan and to move forward with our slate of films already in progress."

         TAG will have the right to require the Investors to convert their shares of Preferred Stock into shares of common stock under certain conditions.
TAG will be required to redeem the Preferred Stock on its maturity date, which is three years from the closing date, at its stated value plus any accrued and unpaid dividends. TAG will also be required to redeem the Preferred Stock upon a default of the financing agreements or a change of control at redemption prices that vary, depending on the circumstances and timing of the redemption, between 101% and 120%.

         Both the Preferred Stock and the warrants will contain anti-dilution protection in the event that TAG issues shares of common stock or securities convertible into shares of common stock at a price less than (a) the conversion price of the Preferred Stock, (b) the exercise price of the warrants or (c) the then-current market price of its common stock. In addition, if at any time the conversion price for the Preferred Stock is less than an amount equal to 80% of the then-current market price of the common stock, the conversion price will be reset to be equal to such amount. The Preferred Stock will provide, however, that the conversion price cannot be adjusted to an amount that is less than
$1.00, except for an event such as a stock split, stock dividend or similar event. TAG has also granted to the investors a participation right in future financings and agreed that for a period of at least 90 days from closing that it will not effect subsequent placements of its securities, subject to certain exemptions from these restrictions.

         TAG has agreed to file a registration statement within the 45 day period following the closing of the financing to provide for the resale of the shares of common stock underlying the Preferred Stock and warrants by the investors, and to obtain the effectiveness of the registration statement within
120 days from the closing. TAG will incur a penalty of $75,000 for each 30 day period in which these deadlines are not satisfied.

         The sale of the Preferred Stock and warrants to the investors is intended to be exempt from the registration provisions of the Securities Act of
1933 and to comply with Section 4(2) of the Securities Act and/or Regulation D.
As a result, these securities may not be offered or sold by the investors except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the
Securities Act and applicable state securities laws.

                         ------------------------------

ABOUT TAG ENTERTAINMENT CORP.

TAG Entertainment Corp. is an independently financed, fully integrated family film company based in Beverly Hills, California. TAG's principle business is the development and production of high quality family-oriented feature films for worldwide distribution. The company's feature films are developed and produced principally for the domestic and international theatrical motion picture markets. The company's television programming includes movies-for-television for the major television networks, basic cable, pay cable, first-run syndication and international markets. Established in 1999, TAG has fully financed and distributed five live action family films and has acquired certain rights to additional motion pictures of varying quality and commercial potential.

NOTE: The statements contained in this press release that are not historical facts are forward-looking statements under federal securities laws that involve a number of risks and uncertainties. Therefore, the actual results of future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: (i) TAG's ability to develop and produce additional feature length films; (ii) TAG's ability to generate significant revenue and achieve profitability; (iii) the estimated costs of production; (iv) TAG's ability to effectively implement its business strategy;
(v) TAG's ability to raise additional capital to fund its movie projects; and
(vi) the employment of additional qualified and experienced executive management.